                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           Continental Airlines, Inc.
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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             [CONTINENTAL AIRLINES LOGO]

                                 April 6, 1999

To Our Stockholders:

     On behalf of the Board of Directors, we are pleased to invite you to attend the Continental Airlines, Inc. 1999 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Tuesday, May 18, 1999, at 9:30 a.m., local time. At the meeting, in addition to acting on the matters described in the attached proxy statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

     Please date, sign and mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. You can also vote your shares by telephone or through the internet, as described in the enclosed proxy statement. We look forward to seeing you in Houston.

                                            Cordially,

                                            /s/ GORDON BETHUNE

                                            Gordon Bethune
                                            Chairman of the Board and Chief
                                            Executive Officer


                                            /s/ GREG BRENNEMAN

                                            Greg Brenneman
                                            President and Chief Operating
                                            Officer

                           CONTINENTAL AIRLINES, INC.
                         1600 SMITH STREET, DEPT. HQSEO
                              HOUSTON, TEXAS 77002

                             ---------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 1999

                             ---------------------

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Continental Airlines, Inc., a Delaware corporation (the "Company" or "Continental"), will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Tuesday, May 18, 1999, at 9:30 a.m., local time, for the following purposes:

          1. To elect thirteen directors to serve until the next annual meeting of stockholders;

          2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for 1999; and

          3. To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The holders of record of the Company's common stock at the close of business on March 23, 1999 are entitled to notice of and to vote at the Annual Meeting.

                                            By Order of the Board of Directors,

                                            /s/ JEFFERY A. SMISEK

                                            Jeffery A. Smisek
                                            Secretary

Houston, Texas
April 6, 1999

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY TELEPHONE OR INTERNET AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU MAIL THE ENCLOSED PROXY, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE MEETING IN PERSON AND DESIRE TO WITHDRAW YOUR PROXY, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ENCLOSED PROXY STATEMENT AND VOTE PERSONALLY ON ALL MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

                           CONTINENTAL AIRLINES, INC.
                         1600 SMITH STREET, DEPT. HQSEO
                              HOUSTON, TEXAS 77002

                             ---------------------

                                PROXY STATEMENT

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 1999

                             ---------------------

     This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Continental Airlines, Inc., a Delaware corporation (the "Company" or "Continental"), of proxies to be voted at the 1999 Annual Meeting of Stockholders of the Company or any adjournment or adjournments thereof (the "Meeting"), to be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Tuesday, May 18, 1999, at 9:30 a.m., local time, for the purposes set forth in the accompanying Notice of 1999 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy, together with a copy of the Company's 1998 Annual Report, are being first mailed or otherwise delivered to stockholders on or about April 6, 1999.

THE PROXY

     Stockholders giving proxies may revoke them at any time before they are voted by notifying the Secretary of the Company in writing of such revocation or by delivering to such Secretary a duly executed proxy bearing a later date. To be effective, any such revocation or subsequent proxy must be received prior to the commencement of voting at the Meeting. Revocation of telephonic or internet proxies is accomplished automatically by granting a new proxy by such means prior to the deadlines described below. If a proxy is properly signed (or, in the case of internet or telephonic voting, properly authenticated) by a holder of common stock and is not revoked, it will be voted at the Meeting in the manner specified on the proxy (or instructed by internet or telephone) or, if no manner is specified or instructed, it will be voted "FOR" the election of directors nominated by the Board of Directors of the Company (the "Board of Directors" or the "Board") and "FOR" approval of the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for 1999.

     The Company will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax and in person by regular employees and directors of the Company, none of whom will receive additional compensation therefor, and by Morrow & Co., Inc., which the Company has retained to assist in the solicitation of proxies for a fee estimated not to exceed $6,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection therewith.

TELEPHONIC OR INTERNET PROXIES

     Although you may return the proxy or voting form that accompanies this proxy statement in the postage-paid envelope provided therefor, please consider the following alternatives as well. Internet and telephonic proxies save the Company money. Please note that the internet and telephonic procedures described below cannot be used for shares held by Foreigners (as defined on page 3).

     Shares held by you of record. Stockholders with shares registered in their names with Harris Trust and Savings Bank ("Harris"), the Company's transfer agent and registrar, may authorize a proxy telephonically by calling Harris at
(888)515-8274, or by internet at the following address: www.harrisbank.com/wproxy. Proxies submitted through Harris by telephone or internet must be received by midnight
(EDT) on May 16, 1999. The giving of such proxy will not affect your right to vote in person should you decide to attend the Meeting.

     Shares held in a bank or brokerage account. A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by telephone or internet. This option is separate from that offered by Harris and will be reflected on the voting form from such banks or brokerage firms that accompanies this proxy statement. If your shares are held in an account at a bank or brokerage that participates in such a program, you may direct the vote of those shares by telephone or internet by following the instructions on their enclosed voting form. Votes directed by telephone or internet through such a program must be received by midnight (EDT) on May 17, 1999. The directing of such vote will not affect your right to vote in person should you decide to attend the Meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy will automatically cancel any voting directions you have previously given by internet or by telephone with respect to such shares.

     The telephone and internet proxy procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy instructions and to confirm that such instructions have been properly recorded. Counsel has advised the Company that the foregoing telephone and internet proxy procedures are consistent with applicable legal requirements. Stockholders authorizing proxies or directing the voting of shares by internet should bear in mind the possibility that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that must be borne by the stockholder.

RECORD DATE AND VOTING SECURITIES

     The Board of Directors fixed the close of business on March 23, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding 11,406,732 shares of Class A common stock, par value $.01 per share, and 57,078,212 shares of Class B common stock, par value $.01 per share.

     Continental's Restated Certificate of Incorporation ("Charter") authorizes the issuance of up to 10 million shares of preferred stock, 50 million shares each of Class A common stock and Class D common stock, and 200 million shares of Class B common stock. No shares of Class D common stock have been issued, and no preferred stock is outstanding. Subject to certain limitations on voting by non-U.S. citizens, each share of Class A common stock is entitled to ten votes per share and each share of Class B common stock is entitled to one vote per share. Shares of Class A common stock may be converted at any time into shares of Class B common stock. The holders of shares representing a majority of the aggregate voting power of the outstanding voting securities entitled to vote at the Meeting, present or represented by proxy, will constitute a quorum for the transaction of business at the Meeting.

     In establishing the presence of a quorum, abstentions and broker non-votes (if any) will be included in the determination of the number of shares represented at the Meeting. Abstentions are treated as votes cast and thus will have the same effect as a vote against a proposal. As to a specific proposal, however, broker non-votes are not treated as votes cast or shares entitled to vote with respect to such matter and thus will not affect the election of directors (who will be elected by a plurality of the votes cast for directors) or the ratification of the appointment of independent auditors (which requires approval by a majority of the votes cast).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.

LIMITATION ON VOTING BY FOREIGN OWNERS

     The Charter defines "Foreign Ownership Restrictions" as "applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers (as amended or modified from time to time)." Such restrictions currently require that no more than 25% of the voting stock of the Company be owned or controlled, directly or indirectly, by persons who are not U.S. Citizens ("Foreigners") for purposes of the Foreign Ownership Restrictions, and that the Company's president and at least two-thirds of its directors or other managing officers be U.S. Citizens. For purposes of the Charter, "U.S. Citizen" means (i) an individual who is a citizen of the United States; (ii) a partnership each of whose partners is an individual who is a citizen of the United States; or (iii) a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States. The Charter provides that no shares of capital stock may be voted by or at the direction of Foreigners, unless such shares are registered on a separate stock record (the "Foreign Stock Record") maintained by the Company for the registration of ownership of voting stock by Foreigners. The Company's bylaws ("Bylaws") further provide that no shares will be registered on the Foreign Stock Record if the amount so registered would cause the Company to violate the Foreign Ownership Restrictions or adversely affect the Company's operating certificates or authorities. Registration on the Foreign Stock Record is made in chronological order based on the date the Company receives a written request for registration, except that shares acquired by Air Partners, L.P., a Texas limited partnership ("Air Partners"), in connection with its original investment in the Company that are subsequently transferred to any Foreigner are entitled to be registered prior to, and to the exclusion of, other shares.

                             NORTHWEST TRANSACTION

     On November 20, 1998, an affiliate of Northwest Airlines, Inc. (which affiliate is referred to hereafter together with Northwest Airlines, Inc. as "Northwest") completed its acquisition of certain equity of the Company held by Air Partners and its affiliates, together with certain Class A common stock of the Company held by certain other investors, totaling 8,661,224 shares of the Class A common stock (the "Air Partners Transaction"). In connection with the Air Partners Transaction, the Company announced that it had entered into a long-term global alliance with Northwest (the "Northwest Alliance").

     As of March 23, 1999, Northwest held approximately 12.7% of the common equity interest and 45.8% of the fully-diluted voting power of the Company. In addition, Northwest holds a limited proxy to vote certain additional shares of the Company's common stock under certain circumstances that would raise its voting power to approximately 50.3% of the Company's fully diluted voting power.

     In connection with the Air Partners Transaction, the Company entered into a corporate governance agreement with certain affiliates of Northwest (the "Northwest Parties") designed to assure the independence of the Company's Board and management during the six-year term of the governance agreement. Under the governance agreement, as amended, the Northwest Parties have agreed not to beneficially own voting securities of the Company in excess of 50.1% of the fully diluted voting power of the Company's voting securities, subject to certain exceptions, including third-party acquisitions or tender offers for 15% or more of the voting power of the Company's voting securities and a limited exception permitting a one-time ownership of approximately 50.4% of the fully diluted voting power. The Northwest Parties have deposited all voting securities of the Company beneficially owned by them (other than the shares for which they hold only a limited proxy) in a voting trust with an independent voting trustee requiring that such securities be voted (i) on all matters other than the election of directors, in the same proportion as the votes cast by other holders of voting securities, and (ii) in the election of directors, for the election of Independent Directors (as defined) (who must constitute a majority of the Board) nominated by the Board of Directors. However, in the event of a merger or similar business combination or a recapitalization, liquidation or similar transaction, a sale of all or substantially all of the Company's assets, or an issuance of voting securities that would represent more than 20% of the voting power of the Company prior to issuance, or any amendment of the Company's charter or bylaws that would materially and adversely affect Northwest (each, an "Extraordinary Transaction"), the shares may be voted as directed by the Northwest Party owning such shares, and if a third party is soliciting proxies in an election of directors, the shares may be voted at the option of such Northwest Party either as recommended by the Company's Board of Directors or in the same proportion as the votes cast by the other holders of voting securities.

     The Northwest Parties have also agreed to certain restrictions on the transfer of voting securities owned by them, have agreed not to seek to affect or influence the Company's Board of Directors or the control of the management of the Company or the business, operations, affairs, financial matters or policies of the Company or to take certain other actions, and have agreed to take all actions necessary to cause Independent Directors to at all times constitute at least a majority of the Company's Board of Directors. The Company has granted preemptive rights to a Northwest Party with respect to issuances of Class A common stock and certain issuances of Class B common stock. The Northwest Parties have agreed that certain specified actions, together with any material transactions between the Company and Northwest or its affiliates, including any modifications or waivers of the governance agreement or the alliance agreement, may not be taken without the prior approval of a majority of the Board of Directors, including the affirmative vote of a majority of the Independent Directors.

     The governance agreement also required the Company to adopt a shareholder rights plan with reasonably customary terms and conditions, with an acquiring person threshold of 15% and with appropriate exceptions for the Northwest Parties for actions permitted by and taken in compliance with the governance agreement. A rights plan meeting these requirements was adopted effective November 20, 1998.

     The governance agreement will expire on November 20, 2004, or if earlier, upon the date that the Northwest Parties cease to beneficially own voting securities representing at least 10% of the fully diluted voting power of the Company's voting securities. However, in response to concerns raised by the Department of Justice ("DOJ") in its antitrust review of the Northwest Alliance, the Air Partners Transaction and the related governance agreement between the Company and the Northwest Parties (collectively, the "Northwest Transaction"), a supplemental agreement was adopted, which extended the effect of a number of the provisions of the governance agreement for an additional four years. For instance, the Northwest Parties must act to ensure that a majority of the Company's Board is comprised of Independent Directors, and certain specified actions, together with material transactions between the Company and Northwest or its affiliates, including any modifications or waivers of the supplemental agreement or the alliance agreement, may not be taken without the prior approval of a majority of the Board of Directors, including the affirmative vote of a majority of the Independent Directors. The Northwest Parties will continue to have the right to vote Company stock in their discretion on any Extraordinary Transaction during the supplemental period, but also will be permitted to vote in their discretion on other matters up to 20% of the outstanding voting power (their remaining votes to be cast neutrally, except in a proxy contest, as contemplated in the governance agreement), subject to their obligation set forth in the previous sentence. If, during the term of the supplemental agreement, the Company's rights plan were amended to allow certain parties to acquire more shares than is currently permitted, or if the rights issued thereunder were redeemed, the Northwest Parties could vote all of their shares in their discretion. Certain transfer limitations are imposed on the Northwest Parties during the supplemental period. The Company has granted preemptive rights to a Northwest Party with respect to issuances of Class A common stock and certain issuances of Class B common stock that occur during such period. The Company has agreed to certain limitations upon its ability to amend its charter, bylaws, executive committee charter and rights plan during the term of the supplemental agreement. Following the supplemental period, the supplemental agreement requires the Northwest Parties to take all actions necessary to cause Continental's Board to have at least five independent directors, a majority of whom will be required to approve material transactions between Continental and Northwest or its affiliates, including the amendment, modification or waiver of any provisions of the supplemental agreement or the alliance agreement.

                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 23, 1999 (except as otherwise set forth below), certain information with respect to persons owning beneficially (to the knowledge of the Company) more than five percent of any class of the Company's voting securities. The table also sets forth the respective general voting power of such persons. Information in the table is based on reports that have been filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and information furnished to the Company by such holders.

                                                                 AMOUNT
                                                               AND NATURE                  GENERAL
          NAME AND ADDRESS                                    OF BENEFICIAL     PERCENT     VOTING
        OF BENEFICIAL HOLDER              TITLE OF CLASS        OWNERSHIP       OF CLASS   POWER(1)
        --------------------              --------------      -------------     --------   --------
Northwest Airlines Corporation         Class A common stock     9,514,868(2)      83.4%      55.6%
  2700 Lone Oak Parkway
  Eagan, MN 55121
1998 CAI Partners, L.P.(3)             Class A common stock       624,134          5.5%       3.7%
1992 Air, Inc.(3)                      Class A common stock       837,244          7.3%       4.9%
David Bonderman(3)                     Class A common stock       853,644          7.5%       5.0%
The Equitable Companies Incorporated   Class B common stock    18,148,429(4)      31.8%      10.6%
  1290 Avenue of the Americas
  New York, NY 10104
Neuberger Berman, LLC                  Class B common stock     4,638,257(5)       8.1%       2.7%
  605 Third Ave.
  New York, NY 10158-3698
Wellington Management Company, LLP     Class B common stock     3,043,184(6)       5.3%       1.8%
  75 State Street
  Boston, MA 02109
Vanguard/Windsor Funds Inc.            Class B common stock     2,862,250(7)       5.0%       1.7%
  P.O. Box 2600, V37
  Valley Forge, PA 19482

---------------

(1) Each share of Class A common stock is entitled to ten votes, and each share of Class B common stock is entitled to one vote. General Voting Power includes the combined total of the votes attributable to Class A common stock and Class B common stock outstanding at March 23, 1999. Shares of Class A common stock may be converted at any time into shares of Class B common stock. Because the Class A common stock has ten votes per share and the Class B common stock has one vote per share, such conversions effectively increase the relative voting power of those Class A stockholders who do not convert.

(2) As described above under "Northwest Transaction," and based on reports filed with the SEC pursuant to the Exchange Act and information provided to the Company, Northwest Airlines Corporation (for purposes of this footnote, individually "Northwest") shares voting and dispositive power as to all such shares. Northwest beneficially owns 8,661,224 shares of Class A common stock, and has the right to vote in certain circumstances under a limited proxy granted to it an additional 853,644 such shares. The 8,661,224 owned shares have been placed in a voting trust, for which Wilmington Trust Company acts as trustee. Wilmington Trust's address is Rodney Square North, 1100 North Market Street, Wilmington DE 19890, and the manner in which it is permitted to vote is described above under "Northwest Transaction." Of the shares subject to a limited proxy, 624,134 are held by 1998 CAI Partners, L.P., a Texas limited partnership ("CAIP"), 213,110 are beneficially owned by 1992 Air, Inc. and 16,400 are beneficially owned by Bonderman Family Limited Partnership ("BFLP").

(3) The principal business address of each such party is 201 Main Street, Suite 2420, Fort Worth, TX 76102. 1992 Air GP is the general partner of CAIP and thus could be deemed to be the beneficial owner of the shares held by CAIP. David Bonderman and Donald Sturm, each a director of the Company, and BFLP are limited partners of CAIP. 1992 Air, Inc, as the majority general partner of 1992 Air GP and because of its direct ownership of 213,110 shares of Class A common stock, may be deemed to be the beneficial owner of an aggregate of 837,244 shares of Class A common stock. David Bonderman, as the controlling shareholder of 1992 Air, Inc. and the sole general partner of BFLP, may be deemed to be the beneficial owner of 853,644 shares of Class A common stock. The aggregate number of shares of Class A common stock that BFLP may be deemed to own is 33,504, comprised of the 16,400 shares it owns directly and the 17,104 shares it may be deemed to own beneficially because of its position as a limited partner of CAIP, and on the basis of certain provisions of the Limited Partnership Agreement of CAIP. Does not include 180,483 shares of Class B common stock owned by Mr. Bonderman, 21,000 such shares subject to outside director stock options, or 682,450 such shares beneficially owned by BFLP, which Mr. Bonderman may be deemed to own.

(4) As of December 31, 1998, based on a report filed with the SEC pursuant to the Exchange Act in February 1998 by The Equitable Companies Incorporated ("Equitable"), as parent holding company for AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courage Assurance Mutuelle (as a group, which beneficially own a majority interest in AXA), and their subsidiaries. The shares shown represent beneficial ownership by registered broker-dealer or investment advisor subsidiaries of Equitable. According to such report, none of such subsidiaries has an interest in the reported securities representing greater than 5% of the Class B common stock other than Alliance Capital Management L.P. (14,376,832 shares) and Equitable Life Assurance Society of the United States (3,770,597 shares). Equitable may be deemed to have sole voting power with respect to 7,326,337 shares, shared voting power with respect to 8,255,300 shares, sole dispositive power with respect to 18,148,029 shares and shared dispositive power with respect to 400 shares.

(5) Based on a report filed with the SEC under the Exchange Act in February 1999, the shares reported represent the aggregated beneficial ownership of Neuberger Berman, LLC and Neuberger Berman Management Inc. The filing persons reported the amounts as a registered broker dealer, investment advisor and investment company. The reporting persons may be deemed to have sole voting power with respect to 1,399,857 shares, shared voting power with respect to 3,235,000 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 4,638,257 shares.

(6) As of December 31, 1998, based on a report filed with the SEC pursuant to the Exchange Act in January 1999, Wellington shared dispositive power, but had no voting power with respect to of the referenced shares, which were held by investment advisory clients of Wellington. According to the report, the sole client known to Wellington to have in excess of five percent of the Class B common stock was the Vanguard Windsor Fund.

(7) Based on a report filed with the SEC in February 1999, the Vanguard Windsor Fund -- Windsor Fund has sole voting power and shared dispositive power for all the shares shown.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows, as of March 23, 1999, the number of shares of Class B common stock beneficially owned by each of the current directors, the executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group. Also reflected in the amounts shown are shares of Class A common stock, which are convertible into an equal number of shares of Class B common stock and are set forth in the footnotes to the table. See also "Voting Rights and Principal Stockholders."

                                                         AMOUNT AND
                                                          NATURE OF
                                                         BENEFICIAL            PERCENT
              NAME OF BENEFICIAL OWNERS                 OWNERSHIP(1)           OF CLASS
              -------------------------                 ------------           --------
Thomas J. Barrack, Jr................................       21,000(2)            *
Lloyd M. Bentsen, Jr.................................       24,160(3)            *
Gordon M. Bethune....................................      547,029(4)            1.0%
David Bonderman......................................    1,737,577(5)            3.0%
Gregory D. Brenneman.................................      439,370(6)            *
Patrick Foley........................................       21,000(7)            *
Lawrence W. Kellner..................................      201,722(8)            *
Douglas H. McCorkindale..............................       21,000(7)            *
C.D. McLean..........................................      184,300(9)            *
George G. C. Parker..................................       16,400(3)            *
Richard W. Pogue.....................................        8,500(10)           *
William S. Price III.................................       15,000(7)            *
Jeffery A. Smisek....................................      187,830(11)           *
Donald L. Sturm......................................      557,147(12)           1.0%
Karen Hastie Williams................................       21,000(7)            *
Charles A. Yamarone..................................       26,000(13)           *
All executive officers and directors as a group......    4,973,965(14)           7.0%

---------------

  *  Less than 1%

 (1) The persons listed have the sole power to vote and dispose of the shares beneficially owned by them except as otherwise indicated. See also the previous table and text under the caption "Voting Rights and Principal Stockholders."

 (2) Includes 18,000 shares subject to vested director stock options and 3,000 shares held in trust for the benefit of Mr. Barrack's children as to which shares Mr. Barrack disclaims beneficial ownership.

 (3) Includes 15,000 shares subject to vested director stock options.

 (4) Includes 545,000 shares subject to vested options, or vesting within 60 days after March 23, 1999.

 (5) Includes 853,644 shares of Class A common stock described in note 3 to the previous table, 21,000 shares subject to vested director stock options and 682,450 shares beneficially owned by BFLP.

 (6) Includes 411,500 shares subject to vested options, or vesting within 60 days after March 23, 1999.

 (7) Represents shares subject to vested director stock options.

 (8) Includes 182,500 shares subject to vested options, or vesting within 60 days after March 23, 1999, and 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

 (9) Includes 182,500 shares subject to vested options, or vesting within 60 days after March 23, 1999.

(10) Includes 5,000 shares subject to vested director stock options and 2,000 shares of Class A common stock.

(11) Includes 182,500 shares subject to vested options, or vesting within 60 days after March 23, 1999, and 2,000 shares of Class A common stock.

(12) Includes 21,000 shares subject to vested director stock options, 60,400 shares held in trusts for the benefit of Mr. Sturm's children and 130,200 shares held in a charitable trust for which Mr. Sturm acts as Trustee. Also includes 147,019 shares of Class A common stock representing Mr. Sturm's proportionate interest in Class A common stock beneficially owned by CAIP. Mr. Sturm is a limited partner of CAIP and, as such, may be deemed to share voting and dispositive power with respect to the shares beneficially owned by CAIP that are attributable to such limited partnership interest.

(13) Includes 18,000 shares subject to vested director stock options.

(14) Includes 2,704,264 shares subject to vested options or vesting within 60 days after March 23, 1999, which are held by executive officers and non-employee directors of the Company, and 858,844 shares of Class A common stock. See also notes 5 and 12.

                              GENERAL INFORMATION

BOARD OF DIRECTORS MEETINGS

     Regular meetings of the Board of Directors are generally held four times per year, and special meetings are scheduled when required. The Board held eight meetings in 1998.

STANDING COMMITTEES OF THE BOARD

     The Audit Committee has the authority and power to act on behalf of the Board of Directors with respect to the appointment of independent auditors for the Company and with respect to authorizing any special audit or audit-related activities which, in its discretion, are deemed necessary to perform its functions. The committee monitors the audit activities of the Company and its subsidiaries to assure that they have implemented proper internal accounting controls. The committee consists of four non-employee directors and met three times in 1998.

     The Executive Committee exercises certain powers of the Board of Directors between Board meetings. The committee, which consists of two non-employee directors and one officer-director of the Company, held no formal meetings in 1998, but took numerous actions by unanimous written consent.

     The Finance and Strategy Committee reviews the Company's annual budget, its short and long-term strategic plans and its plans for raising capital and increasing liquidity, and makes recommendations to the Board of Directors regarding implementation of those plans as the committee deems appropriate. The committee, which consists of two officer-directors and three non-employee directors, met once in 1998.

     The Human Resources Committee has the authority and power to act on behalf of the Board of Directors with respect to all matters relating to the employment of senior officers by the Company and its subsidiaries, including but not limited to approval of compensation, benefits, incentives and employment contracts. The committee administers the Company's stock option, employee stock purchase and profit sharing plans and the Executive Bonus Program. The committee consists of four non-employee directors and met seven times in 1998.

     The Company does not have a nominating committee.

     During 1998, each director of the Company other than Mr. Bentsen attended over 75% of the sum of the total number of meetings of the Board and each committee of which he or she was a member.

COMPENSATION OF DIRECTORS

     Effective January 1, 1999, members of the Board of Directors who are not full-time employees of the Company are paid $35,000 per year, $2,000 (or $3,000 for the chairperson) for each Board and committee meeting physically attended, $1,000 for each Board meeting attended by telephone, and $500 for each committee meeting attended by telephone. Directors who conduct Company business in their capacities as directors on behalf of the Company at the request of the Board or the Chairman of the Board are paid (i) for telephone participation in Board and Committee meetings as if they were physically present, if their conducting Company business makes it reasonably impracticable for them to attend the meeting in person, and (ii) $3,000 per day spent outside the United States while conducting such Company business. The Board authorized compensation for members of a special committee formed to review the Air Partners Transaction and related matters in the amount of $2,000 for each meeting attended personally or by telephone and a one-time fee of $25,000 for the chairman of the committee in recognition of the substantial demands placed on his time while serving as such chair. The committee, which was comprised of Messrs. Bentsen, McCorkindale, Parker (Chairman), Pogue and Yamarone, met twice in 1998. Stock options relating to 5,000 shares of Class B common stock are granted to non-employee directors following each annual meeting of stockholders and bear exercise prices equal to the fair market value of such stock on such date. A grant of options to purchase 5,000 shares of Class B common stock is also made to directors who are first elected to the Board other than at an annual meeting of stockholders. In addition, each non-employee director receives lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director's family and certain other individuals (which is taxable to the director, subject to the payment of certain of such taxes by the Company during Board service), a frequent flyer card and an airport lounge card. During 1998, the value imputed by the Company to the use of such flight benefits by the Company's non-employee directors, including the payment of related taxes by the Company, varied by director, but did not exceed $18,500 for any of the directors.

     Full-time employees of the Company who serve as directors receive reimbursement of expenses incurred in attending meetings, in addition to flight and other benefits provided in their employment agreements or shared generally by other employees of the Company.

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Company's current executive officers:

            NAME, AGE AND POSITION                  TERM OF OFFICE AND BUSINESS EXPERIENCE
            ----------------------                  --------------------------------------
GORDON M. BETHUNE, age 57.....................  Chairman of the Board and Chief Executive
  Chairman of the Board and                     Officer since September 1996. Director since
  Chief Executive Officer                       August 1994; President and Chief Executive
                                                Officer (November 1994-September 1996);
                                                President and Chief Operating Officer
                                                (February 1994-November 1994); various
                                                positions with The Boeing Company commencing
                                                in 1988, including Vice President and Gen-
                                                eral Manager of the Commercial Airplane Group
                                                Renton Division, Vice President and General
                                                Manager of the Customer Services Division and
                                                Vice President of Airline Logistics Support;
                                                Director of Sysco Corporation, and nominee for
                                                director of Honeywell Inc.
GREGORY D. BRENNEMAN, age 37..................  President and Chief Operating Officer since
  President, Chief Operating Officer            September 1996. Director since June 1995;
  and Director                                  Chief Operating Officer (May 1995-September
                                                1996); Consultant to the Company
                                                (February-April 1995); various positions,
                                                including Vice President, with Bain & Com-
                                                pany, Inc. (consulting firm) for more than
                                                five years; Director of Browning-Ferris
                                                Industries, Inc.; J. Crew Group Inc.

            NAME, AGE AND POSITION                  TERM OF OFFICE AND BUSINESS EXPERIENCE
            ----------------------                  --------------------------------------
LAWRENCE W. KELLNER, age 40...................  Executive Vice President and Chief Financial
  Executive Vice President and                  Officer since November 1996. Senior Vice
  Chief Financial Officer                       President and Chief Financial Officer (June
                                                1995-November 1996); Executive Vice President
                                                and Chief Financial Officer of American
                                                Savings Bank, F.A. (November 1992-May 1995);
                                                Director of Belden & Blake Corporation.
C.D. McLEAN, age 57...........................  Executive Vice President -- Operations since
  Executive Vice President -- Operations        November 1996. Senior Vice President
                                                 -- Operations (April 1994-November 1996).
JEFFERY A. SMISEK, age 44.....................  Executive Vice President, General Counsel and
  Executive Vice President,                     Secretary since November 1996. Senior Vice
  General Counsel and Secretary                 President and Secretary (April 1995-November
                                                1996); General Counsel since March 1995;
                                                Partner, Vinson & Elkins L.L.P. (law firm)
                                                prior to March 1995 for more than five years;
                                                Director of Tuboscope Inc.
MICHAEL H. CAMPBELL, age 50...................  Senior Vice President -- Human Resources and
  Senior Vice President -- Human                Labor Relations since January 1997. Partner,
  Resources and Labor Relations                 Ford & Harrison LLP (law firm) (1978-1997).
MARK A. ERWIN, age 43.........................  Senior Vice President -- Airport Services
  Senior Vice President -- Airport Services     since April 1995. Vice President -- Newark Hub
                                                (1994-1995).
J. DAVID GRIZZLE, age 44......................  Senior Vice President -- Corporate Development
  Senior Vice President -- Corporate            since November 1996. Vice
  Development                                   President -- Alliance Development (April
                                                1995-November 1996); Vice President -- Asia
                                                and Pacific Development (May 1993-April 1995).
GEORGE L. MASON, age 52.......................  Senior Vice President -- Technical Operations
  Senior Vice President -- Technical            since November 1996. Vice
  Operations                                    President -- Technical Operations (March
                                                1994-November 1996).
JAMES B. REAM, age 43.........................  Senior Vice President -- Asia since March
  Senior Vice President -- Asia                 1998; President and Chief Operating Officer of
                                                Continental Micronesia, Inc. ("CMI") (October
                                                1996-April 1998); Executive Vice President and
                                                Chief Operating Officer of CMI (June
                                                1996-October 1996); Vice President  -- Finance
                                                of Continental Airlines, Inc. (December
                                                1994-June 1996); Managing Direc-
                                                tor -- Financial Planning of American
                                                Airlines, Inc. (1992-1994).
BONNIE S. REITZ, age 46.......................  Senior Vice President -- Sales and
  Senior Vice President -- Sales and            Distribution since November 1996. Vice
  Distribution                                  President -- Marketing and Sales (August
                                                1994-November 1996); Vice Presi-
                                                dent -- Marketing and Sales of System One
                                                Information Management, Inc. (1989-1994).

            NAME, AGE AND POSITION                  TERM OF OFFICE AND BUSINESS EXPERIENCE
            ----------------------                  --------------------------------------
BARRY P. SIMON, age 56........................  Senior Vice President -- International since
  Senior Vice President -- International        November 1996. Senior Vice President -- Europe
                                                (June 1995-November 1996); Senior Vice Presi-
                                                dent -- Strategic Business Units (April 1995-
                                                June 1995); Senior Vice President -- Widebody
                                                Division (August 1994-April 1995); Senior Vice
                                                President and General Counsel (June
                                                1990-August 1994), except Senior Vice
                                                President, General Counsel and Director, GAF
                                                Corporation (January-March 1993).

KUNIAKI TSURUTA, age 63.......................  Senior Vice President -- Purchasing and
  Senior Vice President -- Purchasing and       Materials Services since November 1996. Vice
  Materials Services                            President -- Purchasing (April 1994-November
                                                1996).

JANET P. WEJMAN, age 41.......................  Senior Vice President and Chief Information
  Senior Vice President and Chief               Officer since November 1996. Vice President
  Information Officer                           and Chief Information Officer (February
                                                1996-November 1996); President, North Western
                                                Aviation, Inc. (flight school in Chicago,
                                                Illinois) (since August 1995); independent
                                                consultant (August 1995-February 1996); Assis-
                                                tant Vice President of System Technology and
                                                User Training, Chicago & North Western
                                                Railroad (August 1992-August 1995).

     There is no family relationship between any of the executive officers. All officers are appointed by the Board of Directors to serve until their resignation, death or removal.

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth (i) the aggregate amount of remuneration paid by the Company during 1998, 1997 and 1996 to the chief executive officer and the four other most highly compensated executive officers of the Company in 1998, (ii) the number of shares of Class B common stock subject to options granted to such individuals during 1998 and the Black-Scholes value thereof and
(iii) information regarding stock options exercised in 1998 and the value of the options held by such individuals at the end of 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                       COMPENSATION AWARDS
                                                     ANNUAL COMPENSATION             -----------------------
                                           ---------------------------------------   RESTRICTED   SECURITIES    ALL OTHER
                                                                    OTHER ANNUAL       STOCK      UNDERLYING      ANNUAL
   NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS(1)    COMPENSATION(2)     AWARDS      OPTIONS     COMPENSATION
   ---------------------------      ----   --------   ----------   ---------------   ----------   ----------   ------------
Gordon M. Bethune.................  1998   $765,000   $1,381,500       $ 2,941           $0        650,000      $        0
  Chairman of the Board and         1997    755,750      937,500         2,005            0        150,000               0
  Chief Executive Officer           1996    604,755      882,292         1,052            0        220,000       1,572,500(3)
Gregory D. Brenneman..............  1998   $586,508   $1,018,752       $ 6,316           $0        550,000      $        0
  President and Chief Operating     1997    583,410      718,749         9,011            0         90,000               0
  Officer                           1996    535,500      787,502         5,957            0        154,000         776,563(3)
Lawrence W. Kellner...............  1998   $428,400   $  675,000       $11,716           $0        250,000      $        0
  Executive Vice President          1997    427,172      525,000         7,279            0         60,000               0
  and Chief Financial Officer       1996    390,172      569,128         7,106            0         70,000               0
C.D. McLean.......................  1998   $383,100   $  618,752       $ 5,427           $0        200,000      $        0
  Executive Vice President          1997    381,600      468,752         3,511            0         60,000               0
  -- Operations                     1996    321,625      473,438         3,586            0         70,000               0
Jeffery A. Smisek.................  1998   $356,996   $  587,500       $ 8,783           $0        200,000      $        0
  Executive Vice President,         1997    355,992      437,500         9,561            0         60,000               0
  General Counsel and Secretary     1996    316,415      465,625         4,766            0         70,000               0

---------------

(1) 1998 includes stay bonus.

(2) Represents a tax adjustment relating to certain travel benefits provided by the Company.

(3) Represents payments made to Messrs. Bethune and Brenneman in 1996 in connection with the waiver of certain rights under their respective employment agreements.

                           OPTION GRANTS DURING 1998

                                              INDIVIDUAL GRANTS
                            -----------------------------------------------------
                            NUMBER OF      PERCENT OF
                            SECURITIES        TOTAL
                            UNDERLYING   OPTIONS GRANTED   EXERCISE                 GRANT DATE
                             OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION    PRESENT
           NAME             GRANTED(1)     FISCAL YEAR     ($/SHARE)      DATE       VALUE(2)
           ----             ----------   ---------------   ---------   ----------   ----------
Gordon M. Bethune.........   150,000           2.3%        $56.8125     05/21/03    $2,765,040
                             500,000           7.8          35.0000     11/23/03     5,453,213
Gregory D. Brenneman......   120,000           1.9          56.8125     05/21/03     2,212,032
                             430,000           6.7          35.0000     11/23/03     4,689,763
Lawrence W. Kellner.......    60,000           0.9          56.8125     05/21/03     1,106,016
                             190,000           3.0          35.0000     11/23/03     2,072,221
C.D. McLean...............    60,000           0.9          56.8125     05/21/03     1,106,016
                             140,000           2.2          35.0000     11/23/03     1,526,900
Jeffery A. Smisek.........    60,000           0.9          56.8125     05/21/03     1,106,016
                             140,000           2.2          35.0000     11/23/03     1,526,900

---------------

(1) The options vest in annual 25% increments commencing May 21, 1999 and November 23, 1999, respectively.

(2) Estimated using the Black-Scholes option pricing model. Such model requires the input of highly subjective assumptions, including expected stock price volatility. The model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable, unlike the Company's employee stock options. These differences, and changes in the subjective input assumptions, can materially affect the estimated values shown. Consequently, such model does not necessarily provide a reliable estimate of the options' value. The estimated values shown are based on the following input assumptions: risk-free interest rate of 4.9%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 40%; and a weighted average expected life of the options of 3.0 years.

         AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                            NUMBER OF SECURITIES              IN-THE-MONEY
                                                           UNDERLYING UNEXERCISED              OPTIONS AT
                                  SHARES                 OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                                 ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------   -----------   -------------   -----------   -------------
Gordon M. Bethune.............       0           0         507,500        650,000      $6,336,406         $0
Gregory D. Brenneman..........       0           0         381,500        550,000       5,134,000          0
Lawrence W. Kellner...........       0           0         167,500        250,000       1,826,563          0
C.D. McLean...................       0           0         167,500        200,000       1,850,000          0
Jeffery A. Smisek.............       0           0         167,500        200,000       1,934,375          0

---------------

(1) Determined based on the closing price of the Class B common stock on December 31, 1998 of $33.50.

EMPLOYMENT AGREEMENTS

     Agreements with Mr. Bethune and Mr. Brenneman. In connection with the closing of the Air Partners Transaction, Continental entered into a new employment agreement with each of Mr. Bethune and Mr. Brenneman relating to his service as an officer and director of the Company. The agreements provide for
(i) an annual base salary of not less than $750,000 for Mr. Bethune and $575,000 for Mr. Brenneman; (ii) participation in any Company cash bonus program at the maximum level available to any executive (and not less than the Bonus Percentage defined below); (iii) a supplemental executive retirement plan ("SERP"), disability benefits and life insurance; (iv) flight benefits substantially identical to those currently provided to non-employee directors ("Flight Benefits"); and (v) perquisites and other matters. The "Bonus Percentage" is equal to the annual percentage of base salary (i.e., 0% to 125%) paid or payable under the Company's Executive Bonus Program.

     Pursuant to the SERP, each executive receives a base retirement benefit in the form of an annual straight life annuity in an amount equal to the product of
(x) 1.6% times (y) the number of his credited years of service (with the executive receiving an additional three years of credited service if he receives a Termination Payment (as defined below) under his employment agreement) times
(z) his final average compensation (including salary and cash bonuses, other than bonuses paid prior to April 1, 1995 and stay bonus amounts received in connection with the Air Partners Transaction). Amounts payable under the Company's Retirement Plan are offset against the SERP benefit.

     Each agreement may be terminated at any time by either party, with or without cause. Each agreement is in effect until November 20, 2003 and is automatically extended for an additional five-year period on each successive fifth anniversary of such date, unless earlier terminated or not extended by either party. If the executive's employment agreement is not extended by the executive, or is terminated by the Company for cause (as described in the agreement) or by the executive without good cause (as described in the agreement), the Company will provide him with (i) a lump-sum payment of approximately $5.1 million (for Mr. Bethune) or $3.9 million (for Mr. Brenneman), the amount to which he would have been entitled under his previous employment agreement if he had left the employ of the Company following the Air Partners Transaction (the "Existing Severance"), (ii) the SERP benefit and (iii) Flight Benefits (together, the "Base

Benefits"). If his employment is terminated by the Company for reasons other than death, disability or cause, or if the Company does not extend his employment agreement, or if the executive terminates his employment agreement for good cause, then the Company shall, in addition to providing the Base Benefits, (i) cause all options and any shares of restricted stock awarded to the executive to vest, (ii) make a lump-sum cash severance payment to the executive (calculated as described below, the "Termination Payment"), (iii) provide the executive with out-placement, office and other perquisites for certain specified periods, and (iv) provide the executive and his eligible dependents with certain insurance benefits. Alternatively, if the Company terminates the executive's employment due to death or disability, the Company shall provide the Base Benefits and cause all options and any shares of restricted stock awarded to the executive to vest, and the executive, or his beneficiaries, will receive life insurance benefits or, upon the cessation of long-term disability payments prior to the executive's attainment of age 65 while disabled, a Company payment, in an amount equal to the Termination Payment. The "Termination Payment" referred to above is equal to three times the sum of (a) the executive's then current annual base salary and (b) a deemed annual bonus equal to the Bonus Percentage (with respect to the most recently ended fiscal year) of such salary.

     The Company is required to maintain life insurance on the executive's behalf in an amount not less than the Termination Payment. Each executive is indemnified by the Company for his tax obligations with respect to payments or other benefits under the agreement or otherwise to the extent that such payments or other benefits are subject to an excise or other special additional tax that would not have been imposed absent such payments or other benefits. See also "Certain Transactions."

     Agreements with Other Named Executives. Continental has entered into employment agreements with each of Messrs. Kellner, McLean and Smisek, which agreements were amended in connection with the Air Partners Transaction and contain substantially identical terms. The agreements provide for an annual base salary of not less than $420,000, $375,000 and $350,000, respectively, participation in any Company cash bonus program at the maximum level available to any executive, a SERP with terms similar to Mr. Bethune's and based on the executive's compensation, Flight Benefits, perquisites and other matters. Each of the agreements may be terminated at any time by either party, with or without cause. Each agreement is for a two-year term of employment ending in November 2000. If the applicable executive's employment is terminated by expiration of the employment agreement, the executive will receive (i) Flight Benefits, (ii) the applicable SERP benefit, (iii) vesting of all options and any shares of restricted stock awarded to him, and (iv) office and other perquisites for certain specified periods. If the Company terminates the executive's employment for reasons other than death, disability or cause (as described in the agreement), the executive will receive, in addition to the benefits he would receive had the agreement expired, a severance payment (as described below), certain out-placement services and certain insurance benefits for himself and his eligible dependents. If the executive terminates his employment for any reason, he will be entitled to Flight Benefits and the applicable SERP benefit. Additionally, if the executive terminates his employment for good cause (as described in the agreement), then the Company shall (i) make a severance payment to the executive, (ii) provide the executive with out-placement services and office and other perquisites, and (iii) provide the executive and his eligible dependents with certain insurance benefits. The severance payment referenced above is equal to the product of (A) the sum of (1) the executive's then current annual base salary and (2) a deemed annual bonus equal to the Bonus Percentage (with respect to the most recently ended fiscal year) of such salary, multiplied by (B) a fraction, the numerator of which is the number of months in the severance period (described below) and the denominator of which is 12. If the executive's employment is terminated within two years after a Change in Control (as defined in the Company's 1998 Stock Incentive Plan) or, if such termination occurs within two years of the Air Partners Transaction, the severance period means the period commencing on the date of termination and continuing for 36 months. If the executive's employment is terminated prior to a Change in Control or after the date which is two years after a Change in Control, the severance period means the period commencing on the date of termination and continuing for 24 months. Each of the executives is indemnified by the Company for his tax obligations with respect to payments or other benefits under his agreement or otherwise to the extent that such payments or other benefits are subject to an excise or other special additional tax that would not have been imposed absent such payments or other benefits. See also"Certain Transactions."

RETIREMENT PLAN

     The Continental Airlines, Inc. Retirement Plan (the "Retirement Plan"), adopted in 1988, is a noncontributory, defined benefit pension plan. Substantially all employees of Continental and certain designated affiliates are eligible to participate in the Retirement Plan. The following table represents the estimated annual benefits payable in the form of a single life annuity to participants in specified service and compensation categories under the Retirement Plan as it pertains to non-pilots. Under the Retirement Plan, final average compensation means the average of the participant's highest five consecutive years of compensation during the last ten calendar years with Continental and its affiliates for participating employees other than pilots. For pilots, final average compensation means the average of the participant's highest 60 consecutive months of compensation during the last 120 months with Continental and its designated affiliates (with shorter averaging periods applying prior to January 1, 2003). Final average compensation includes regular pay and shift differential, and excludes bonuses, severance pay, incentive and other special forms of pay. Regulations under the Internal Revenue Code of 1986, as amended (the "Code"), currently limit the compensation covered by the Retirement Plan to $160,000. This limit is indexed and is increased from time to time in accordance with IRS regulations. The table reflects benefit amounts calculated using the compensation limit and average social security wage base in effect for participants who reach age 65 in 1999.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                              ---------------------------------------------------------
FINAL AVERAGE COMPENSATION       5        10        15        20        25        30
--------------------------    -------   -------   -------   -------   -------   -------
$100,000....................  $ 7,500   $14,999   $22,499   $29,998   $37,498   $44,998
$125,000....................    9,550    19,099    28,649    38,198    47,748    57,298
$150,000....................   11,600    23,199    34,799    46,398    57,998    69,598
$160,000....................   12,420    24,839    37,259    49,678    62,098    74,518

     The estimated credited years of service for Messrs. Bethune, Brenneman, Kellner, McLean and Smisek are five years, four years, four years, five years and four years, respectively. In addition, each such officer's employment agreement provides for certain supplemental retirement benefits, which benefits will be offset by amounts received under the Retirement Plan. Under the Retirement Plan, a retired participant's annual benefit commencing at or after the normal retirement age of 65 (60 in the case of pilots) is equal to 1.19% of the participant's final average compensation plus 0.45% of the participant's final average compensation (or a variable percentage in the case of pilots) in excess of the average Social Security wage base, multiplied by the participant's years of participation up to a maximum of 30 years.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Class B common stock (the more widely traded of the Company's common stocks) with the cumulative total returns (assuming reinvestment of dividends) on the Standard & Poor's Airline Index and the Standard & Poor's 500 Stock Index as if $100 were invested in the Class B common stock and each such index on December 31, 1993.

                              [PERFORMANCE GRAPH]

                                              12/31/93   12/30/94   12/29/95   12/31/96   12/31/97   12/31/98
                                              --------   --------   --------   --------   --------   --------
Continental Airlines........................    $100     $ 45.12    $212.20    $275.61    $469.51    $326.83
S&P Airline Index...........................    $100     $ 69.69    $101.65    $111.31    $187.33    $181.20
S&P 500 Index...............................    $100     $101.32    $139.40    $171.40    $228.59    $293.92

EXECUTIVE COMPENSATION REPORT OF THE HUMAN RESOURCES COMMITTEE

  General Compensation Strategy

     In 1998, the Human Resources Committee of the Board of Directors of Continental Airlines, Inc. (the "Committee") continued its prior compensation strategy, which is to:

     - Develop an appropriate linkage between compensation levels and the creation of stockholder value

     - Provide that the total compensation program will be able to attract, motivate and retain employees of outstanding talent

     - Achieve competitiveness of total compensation

     - Focus on variable pay to provide incentive to improve performance

     In considering appropriate executive compensation levels, the Committee applies these factors to available marketplace compensation data for U.S. airlines of comparable size, including industry peer airlines shown in the performance graph, as well as available marketplace compensation data for certain non-airline companies with historical revenue, stock appreciation, stock volatility and other characteristics deemed comparable to the Company by the Committee. The elements of compensation included in the competitive analysis generally are base salaries, annual incentives and long-term incentives.

     Having announced in September 1997 its intention to bring all employees to industry standard wages over a three-year period, the Company raised the salaries and wages of non-executive employees during 1998. Nearly all employees other than officers and other senior managers of the Company are incentivized through the Company's profit sharing plan and on-time arrival bonus structure, and all employees are able to participate in the Company's success through participation in the employee stock purchase plan approved by stockholders in 1997. Executives' incentives are linked to the Company's performance through the quarterly Executive Bonus Program and through the award of stock options. Other officers and senior managers participate in an annual bonus program and are awarded stock options. No shares of restricted stock were awarded in 1998.

     In conducting the programs applicable to executives, the Committee considers the effects of Section 162(m) of the Code, which denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by such company's stockholders. Certain of the Company's compensation plans, such as its stock option plans, are designed to qualify as performance-based compensation under Section 162(m). However, other awards, such as cash payments from stay bonuses and restricted stock grants, do not so qualify and are subject to the limitation on deductibility. Although certain amounts recorded as compensation by the Company to certain of the most highly compensated officers of the Company with respect to 1998 were limited by Section 162(m), such limitation did not result in the payment of increased federal income taxes by the Company in 1998 due to the Company's significant net operating loss carryforwards.

     Base Salaries. The Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain highly talented employees. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of the Company's executives. In addition to their retention elements, base salary levels are also dependent on the performance of each individual employee over time. Thus, employees who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.

     Incentive Compensation. The Committee believes that appropriate base salaries must be coupled with incentive compensation that not only attracts and retains qualified employees, but rewards them for increased performance. Compensation linked to the performance of the Company's common stock is one of the best incentives to align employees' interests with those of stockholders and to enhance performance. The Company maintains stock option plans for its executive officers and other senior managers, and an employee stock purchase plan open to all employees of the Company, each of which is designed to encourage employees, including the Company's executive officers and key employees, to identify their interests with those of stockholders and enhance the Company's performance. In addition, the Company maintains a profit sharing plan, under which 15% of the Company's pre-tax earnings (before unusual or nonrecurring items) is distributed to substantially all non-management employees of the Company (other than employees whose collective bargaining agreement provides otherwise or who participate in profit sharing arrangements required by local law) each year on a pro rata basis according to base salary. Finally, the Company maintains an Executive Bonus Program, a management bonus program and a non-management on-time performance bonus to focus employees on common goals and to encourage them to work together to achieve profitability. The Committee believes that these incentives play a significant part in the Company's continuing improvement and success.

  1998 Executive Compensation

     Base Salaries. None of the Company's executive officers received salary increases in 1998. Salary adjustments had been made in late 1996 for certain officers and in 1997 for others. In the first quarter of 1999, salary adjustments were made for substantially all the Company's executive officers, including the Chief Executive Officer.

     Stock Incentives. Consistent with its compensation strategy, the Company awarded stock options to executive officers and key employees during 1998. Options granted to the five most highly compensated officers, as well as stock option exercises by those individuals, are described in the Summary Compensation and other tables included above. Options granted during 1998 bear five-year terms and vest ratably over four years. The grants made to officers of the Company in 1998, including the Company's executive officers, were larger than in previous years, since all of the options granted to the Company's officers prior to January 25, 1998 vested fully upon consummation of the Northwest Transaction. Consistent with the compensation strategy outlined above, the Committee deemed it appropriate to provide significant grants (in addition to normal annual grants) vesting over a four-year period to induce the Company's officers to remain in the employ of the Company after the Northwest Transaction and to tie their incentives to stock price performance. The Company made no restricted stock grants in 1998.

     Other Plans. The Company's Executive Bonus Program makes the Company's executive officers and certain additional officers recommended by the Chief Executive Officer and approved by the Committee eligible to receive on a fiscal quarterly basis a cash bonus of up to 125% of their salary for such quarter based on the Company's cumulative net income earned through such quarter as compared to the cumulative net income targeted through such quarter in the Company's annual financial plan approved by the Board. The Company maintained a separate annual bonus program for other officers and management employees throughout 1998. In 1998, the Committee recommended and the Board adopted a deferred compensation plan in which directors and officers of the Company may participate beginning in 1999.

     As previously reported to stockholders, each of Messrs. Bethune, Brenneman, Kellner, McLean and Smisek entered into a stay bonus agreement with the Company in 1998, pursuant to which the Company agreed to pay stay bonuses to those executive officers in equal monthly installments over the fifteen-month period following the closing of the Northwest Transaction; provided that the applicable executive remains in the employ of the Company during the month in which the payment is made or, if the executive's employment is terminated by the Company, such termination is not for cause. The Company also agreed to make charitable contributions in each such executive's name, including to the We Care Trust (the employee assistance charitable fund of Continental), in equal monthly installments over the same period and subject to the same provisos. The Company also entered into new or amended employment agreements with each of such executives, and with other executive officers of the Company, upon consummation of the Northwest Transaction, to further incentivize such officers to remain in the employ of the Company.

     Also as previously reported, the Company entered into stay bonus agreements in 1998 with certain of its other officers, including executive officers, calling for payment of stay bonuses over a fifteen-month period following the closing of the Northwest Transaction, and implemented a severance program with respect to certain officers and other managers who participate in the Company's stock option program but who do not have employment agreements with the Company as of the date of a Change in Control (as defined).

  1998 CEO Compensation

     Mr. Bethune did not receive a base salary increase in 1998. Although the Company continued to exceed its financial goals, the Committee believed that Mr. Bethune's base salary remained competitive in 1998 at the time of the Committee's review in early 1998. Mr. Bethune's salary was subsequently increased in the first quarter of 1999 as a result of the Committee's review of competitive salaries at the time and his performance as Chief Executive Officer. Along with other executive officers of the Company, Mr. Bethune received certain bonus amounts in 1998 reflecting the Company's success under the Executive Bonus Program and received a significant grant of stock options (in addition to his normal annual grant) to incentivize him to remain with the Company after the closing of the Northwest Transaction and to tie his incentives to stock price performance. In addition, as described elsewhere in this proxy statement, in 1998 Mr. Bethune entered into a stay bonus agreement with the Company to encourage him to remain with the Company following the Northwest Transaction, and entered into a new employment agreement with the Company.

                                            Respectfully submitted,

                                            Human Resources Committee
                                            Thomas J. Barrack, Jr., Chairman
                                            Douglas H. McCorkindale
                                            George G. C. Parker
                                            Charles A. Yamarone

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's executive compensation programs are administered by the Human Resources Committee of the Board of Directors. The committee is currently composed of four independent, non-employee directors, and no member of the committee has been an officer or employee of the Company or any of its subsidiaries.

CERTAIN TRANSACTIONS

     The Company and America West Airlines, Inc. ("America West"), a subsidiary of America West Holdings Corporation, in which David Bonderman holds a significant interest, entered into a series of agreements during 1994 related to code-sharing and ground handling that have created substantial benefits for both airlines. Mr. Bonderman is a director of the Company and holds a significant interest in the Company. The services provided are considered normal to the daily operations of both airlines. As a result of these agreements, during 1998 Continental paid America West $15 million and America West paid Continental $27 million.

     In November 1998, the Company and Northwest, a significant stockholder of the Company, began implementing a long-term global alliance involving extensive code-sharing, frequent flyer reciprocity and other cooperative activities. In addition, Northwest and Continental provide other services to each other considered normal to the daily operations of both airlines. As a result of these latter agreements, during 1998, Continental paid Northwest $3.4 million and Northwest paid Continental $3.5 million.

     Karen Hastie Williams is a partner of Crowell & Moring, a law firm that has provided services to the Company and its subsidiaries for many years. The Company's fee arrangement with Crowell & Moring is negotiated on the same basis as the Company's arrangements with its other outside legal counsel and is subject to the same terms and conditions. The fees paid by the Company to Crowell & Moring are comparable to those it pays to other law firms for similar services.

     During 1998 in connection with the Air Partners Transaction, each of Messrs. Bethune, Brenneman, Kellner, McLean and Smisek entered into a Stay Bonus Agreement with the Company, pursuant to which the Company has agreed to pay a stay bonus of $6.66 million in the case of Mr. Bethune, $4.5 million in the case of Mr. Brenneman, and $2.25 million in the case of each of Messrs. Kellner, McLean and Smisek, payable in equal monthly installments over the fifteen-month period following the closing of the Air Partners Transaction; provided that the applicable executive remains in the employ of the Company during the month in which the payment is made or, if the executive's employment is terminated by the Company, such termination is not for cause. In addition, the Company agreed to make charitable contributions in the executive's name, including to the We Care Trust (the employee assistance charitable fund of Continental), in the amount of $340,000 in the case of Mr. Bethune, $1,000,000 in the case of Mr. Brenneman, and $250,000 in the case of each of Messrs. Kellner, McLean and Smisek, in equal monthly installments over the same period and subject to the same provisos. Also during 1998 in connection with the Air Partners Transaction, the Company entered into stay bonus agreements with certain of its other officers calling for payment of up to an aggregate of $9.5 million over a fifteen-month period following the closing of the Air Partners Transaction.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to the Company's Bylaws, directors will be elected by a plurality of the votes duly cast at the Meeting. If elected, such nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified. Management does not contemplate that any of the nominees will become unavailable to serve for any reason, but if that should occur before the Meeting, proxies will be voted for another nominee or nominees to be selected by the Board of Directors.

     Air Partners has the limited right, in certain circumstances, to convert its Class A common stock into Class D common stock. No person may hold or own Class D common stock other than Air Partners and certain of its affiliates. The Class D common stock, if issued, would permit Air Partners to elect one-third of the directors to the Company's Board. To date, no shares of Class D common stock have been issued. In the Air Partners Transaction, the Northwest Parties acquired Air Partners and could exercise Air Partners' rights under this provision, subject to the terms of the governance agreement described above under the caption "Northwest Transaction".

     Continental's Board of Directors currently consists of thirteen persons. Pursuant to the governance agreement, the Company and the Northwest Parties agreed to take all actions necessary following the closing of the Air Partners Transaction to cause Independent Directors (as therein defined) to constitute at least a majority of the Board of Directors. Ms. Williams and Messrs. Bentsen, Foley, McCorkindale, Parker, Pogue, Sturm and Yamarone are "Independent Directors" as defined by the governance agreement. Since the shares owned by the Northwest Parties represented more than 50% of the outstanding voting power at March 23, 1999, the foregoing Independent Directors are assured of election at the Meeting.

     There is no family relationship between any of the nominees for director or between any nominee and any executive officer.

     The following table shows, with respect to each nominee, (i) such person's name and age, (ii) the period for which such person has served as a director of the Company, (iii) all positions and offices with the Company currently held by the nominee and his or her principal occupation and business experience during the last five years, (iv) other directorships held by the nominee and (v) the standing committees of the Board of Directors of which he or she is a member. Each of the nominees is currently a director of the Company.

            NAME, AGE, POSITION
         AND COMMITTEE MEMBERSHIPS                 TERM OF OFFICE AND BUSINESS EXPERIENCE
         -------------------------                 --------------------------------------
THOMAS J. BARRACK, JR., age 51.............      Director since August 1994. Chief Executive
  (Human Resources Committee)                    Officer of Colony Capital, Inc. and Colony
                                                 Advisors, Inc. (real estate investments)
                                                 since 1991; Officer of Keystone, Inc. (a
                                                 private investment firm) (1987-1991);
                                                 Director of: Public Storage, Inc; Kennedy-
                                                 Wilson, Inc.; Harvey's Acquisition Corp.
LLOYD M. BENTSEN, JR., age 78..............      Director since September 1996. Retired.
  (Audit Committee)                              Shareholder of Verner, Liipfert, Bernhard,
                                                 McPherson and Hand (law firm) (1995-1999);
                                                 United States Secretary of the Treasury
                                                 (1993-1995); Member of the United States
                                                 Senate (1971-1993).

            NAME, AGE, POSITION
         AND COMMITTEE MEMBERSHIPS                 TERM OF OFFICE AND BUSINESS EXPERIENCE
         -------------------------                 --------------------------------------
GORDON M. BETHUNE, age 57..................      Director since August 1994. Chairman of the
  Chairman of the Board and Chief Executive      Board and Chief Executive Officer since
  Officer (Executive Committee, Finance and      September 1996. President and Chief
  Strategy Committee)                            Executive Officer (November 1994-September
                                                 1996); President and Chief Operating
                                                 Officer (February 1994-November 1994);
                                                 various positions with The Boeing Company
                                                 commencing in 1988, including Vice
                                                 President and General Manager of the
                                                 Commercial Airplane Group Renton Division,
                                                 Vice President and General Manager of the
                                                 Customer Services Division and Vice
                                                 President of Airline Logistics Support;
                                                 Director of Sysco Corporation, and nomi-
                                                 nee for director of Honeywell Inc.
DAVID BONDERMAN, age 56....................      Director since April 1993. Chairman of the
  (Executive Committee, Finance and              Board (May 1993-September 1996); Managing
  Strategy Committee)                            Partner of Texas Pacific Group since 1992;
                                                 Director of: Bell & Howell Holdings
                                                 Company; Beringer Wine Estates; Denbury
                                                 Resources, Inc.; Realty Information Group,
                                                 L.P.; Washington Mutual, Inc.
GREGORY D. BRENNEMAN, age 37...............      Director since June 1995. President and
  President and Chief Operating Officer          Chief Operating Officer since September
  (Finance and Strategy Committee)               1996. Chief Operating Officer (May
                                                 1995-September 1996); Consultant to the
                                                 Company (February-April 1995); various
                                                 positions, including Vice President, with
                                                 Bain & Company, Inc. (consulting firm) for
                                                 more than five years; Director of Brown-
                                                 ing-Ferris Industries, Inc.; J. Crew Group
                                                 Inc.
PATRICK FOLEY, age 67......................      Director since April 1993. Chairman of the
  (Audit Committee)                              Board, President and Chief Executive
                                                 Officer of DHL Airways, Inc. since 1988;
                                                 Director of: Foundation Health Systems,
                                                 Inc.; Glenborough Realty Trust, Inc.;
                                                 Flextronics International Ltd.; Del Monte
                                                 Foods Company.
DOUGLAS H. McCORKINDALE, age 59............      Director since April 1993. Vice Chairman
  (Human Resources Committee)                    and President of Gannett Co., Inc. (a
                                                 nationwide diversified communications
                                                 company) since September 1997; Vice
                                                 Chairman and Chief Financial and
                                                 Administrative Officer of Gannett Co., Inc.
                                                 (1984-1997); Director of: a group of
                                                 Prudential Mutual Funds; Frontier
                                                 Corporation.
GEORGE G. C. PARKER, age 60................      Director since June 1996. Associate Dean
  (Finance and Strategy Committee, Human         for Academic Affairs and Director of MBA
  Resources Committee)                           Program since 1993; Dean Witter Professor
                                                 of Finance and Management (since 1996) and
                                                 Professor of Management (1973-1996) at the
                                                 Graduate School of Business, Stanford
                                                 University; Director of: California
                                                 Casualty Group of Insurance Companies; Bai-
                                                 lard, Biehl, and Kaiser, Inc.; RCM/Dresdner
                                                 Global Mutual Funds; H. Warshow & Sons,
                                                 Inc.; Community First Banking Group.

            NAME, AGE, POSITION
         AND COMMITTEE MEMBERSHIPS                 TERM OF OFFICE AND BUSINESS EXPERIENCE
         -------------------------                 --------------------------------------
RICHARD W. POGUE, age 70...................      Director since April 1993. Senior Advisor
  (Executive Committee)                          of Dix & Eaton (a public relations firm)
                                                 since 1994; Senior Partner (1993-1994) and
                                                 Managing Partner (1984-1992) of Jones, Day,
                                                 Reavis & Pogue (law firm); Director of:
                                                 Derlan Industries, Ltd.; M.A. Hanna Co.; IT
                                                 Group; KeyCorp; LAI Associates, Inc.; Rotek
                                                 Incorporated; TRW Inc.
WILLIAM S. PRICE III, age 42...............      Director since April 1993. Managing Partner
  (Finance and Strategy Committee)               of Texas Pacific Group since 1992; Director
                                                 of AerFi Group plc; Belden & Blake
                                                 Corporation; Beringer Wine Estates; Del
                                                 Monte Foods Company; Denbury Resources,
                                                 Inc.; Favorite Brands, Inc.; VIVRA Inc.;
                                                 Zilog, Inc.
DONALD L. STURM, age 67....................      Director since April 1993. Chairman of the
  (Audit Committee)                              Board and Chief Executive Officer of: Sturm
                                                 Banks of Colorado, Inc. (which owns four
                                                 banks) since 1993; Sturm Banks of Wyoming,
                                                 Inc. (which owns four banks) since 1993;
                                                 Sturm Banks of Kansas City, Inc. (which
                                                 owns one bank) since 1996; Chairman of the
                                                 Board of FirstWorld Communications, Inc.
                                                 (local telephone exchange carrier) since
                                                 January 1998.
KAREN HASTIE WILLIAMS, age 54..............      Director since April 1993. Partner of
  (Audit Committee)                              Crowell & Moring (law firm) since 1982;
                                                 Director of: Federal National Mortgage
                                                 Association; Crestar Financial Corporation;
                                                 Gannett Co., Inc.; and Washington Gas Light
                                                 Company.
CHARLES A. YAMARONE, age 40................      Director since January 1995. Executive Vice
  (Human Resources Committee)                    President of U.S. Bancorp Libra, a division
                                                 of U.S. Bancorp Investments, Inc., since
                                                 January 1999; Executive Vice President and
                                                 Research Director of Libra Investments,
                                                 Inc. (July 1994-January 1999); Senior Vice
                                                 President and General Counsel of Libra
                                                 Investments, Inc. (1991-1994); Director of
                                                 El Paso Electric Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

                                  PROPOSAL 2:

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP has been the Company's independent auditors since 1993, and the Board of Directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 1999. Accordingly, the Board of Directors, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to audit the financial statements of the Company and its subsidiaries for fiscal 1999 and report thereon. Stockholders are being asked to vote upon the ratification of such appointment. If stockholders do not ratify such appointment, the Audit Committee and Board will reconsider such appointment.

     Representatives of Ernst & Young LLP will be present at the Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

                                 OTHER MATTERS

     Management knows of no business to be presented for action at the Meeting other than that described in this proxy statement. If any other matters should properly come before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in such proxy, to vote on such matters in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of greater than ten percent of a class of the Company's equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in such securities, by certain specified dates. During 1998, David Grizzle, an executive officer of the Company, filed a report three days late relating to a charitable contribution of shares of the Company's Class A common stock.

2000 ANNUAL MEETING

     Any stockholder who desires to present proposals at the 2000 annual meeting of stockholders and to have such proposals set forth in the proxy statement and form of proxy mailed in conjunction with such annual meeting must submit such proposals in writing to the Secretary of the Company no later than December 8, 1999. The Company's Bylaws require that for nominations of persons for election to the Board of Directors of the Company or the proposal of business to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 1999 annual meeting of stockholders, such notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not less than 70 days nor more than 90 days prior to May 18, 2000, provided, that if the 2000 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from May 18, 2000, such notice must be delivered not earlier than the ninetieth day prior to the 2000 annual meeting and not later than the close of business on the later of (a) the seventieth day prior to the 2000 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2000 annual meeting is first made. The stockholder's notice must contain and be accompanied by certain information as specified in the Bylaws. It is recommended that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company's Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at the Company's principal executive offices.

     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ABOVE IN THE PROXY STATEMENT.

                                            By Order of the Board of Directors,

                                            /s/ JEFFREY A. SMISEK

                                            Jeffery A. Smisek
                                            Secretary

Houston, Texas
April 6, 1999

     THE COMPANY WILL FURNISH TO INTERESTED SECURITY HOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. THE COMPANY WILL FURNISH ANY EXHIBIT TO SUCH REPORT, UPON WRITTEN REQUEST, TO ANY SECURITY HOLDER REQUESTING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBIT. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT THE COMPANY'S HEADQUARTERS: 1600 SMITH, DEPT. HQSEO, HOUSTON, TEXAS 77002.

                                          FOR        WITHHOLD       FOR ALL
                                          ALL          ALL          EXCEPT
1. Election of Directors.
   See Reverse Side.                      / /          / /            / /
   For, except vote withheld from the
   following nominees:

   __________________________________
                                          FOR        AGAINST        ABSTAIN
2. Ratification of Appointment of
   Independent Auditors.                  / /          / /            / /


Please mark this box ONLY if any Class        / /
A or Class B common stock owned of
record or beneficially by you is
owned or controlled by Foreigners (as
defined in the proxy statement), and
indicate the number and class so
owned or controlled by Foreigners.

Class A ___________________________

Class B ___________________________

Dated: _____________________ , 1999

Signatures: _______________________

___________________________________
NOTE: Please sign exactly as name
appears hereon. Joint owners should
each sign. When signing as attorney,
executor, administrator, trustee, or
guardian, please give full title as
such.

--------------------------------------------------------------------------------
                       *      FOLD AND DETACH HERE      *

CONTROL NUMBER
--------------                                       [CONTINENTAL AIRLINES LOGO]

--------------

                         VOTE BY TELEPHONE OR INTERNET
                     24 HOURS A DAY           7 DAYS A WEEK

Continental encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE   _____________________________________________________________
                     Call toll free 1-888-515-8274 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

                     Enter the 6-digit Control Number located above.

                     Option #1: To vote as the Board of Directors recommends on
                                ALL proposals: Press 1.

                                When asked, please confirm your vote by
                                pressing 1

                     Option #2: If you choose to vote on each proposal
                                separately, please press 0 and follow
                                the simple recorded instructions.
________________________________________________________________________________


TO VOTE BY INTERNET  ___________________________________________________________
                     Go to the following website:

                     www.harrisbank.com/wproxy

                     Enter the information requested on your computer screen, including your 6-digit CONTROL NUMBER located above.

                     Follow the simple instructions on the screen.
                     ___________________________________________________________

   If you vote by telephone or the Internet, DO NOT mail back the proxy card.

                             THANK YOU FOR VOTING!
________________________________________________________________________________

                           CONTINENTAL AIRLINES, INC.
                  ANNUAL MEETING OF STOCKHOLDERS -- MAY 18, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby authorizes Gordon M. Bethune, Jeffery A. Smisek and
P Scott R. Peterson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines,
R Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on
O May 18, 1999, and at any adjournment or adjournments thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges
X receipt of the notice of annual meeting and proxy statement with respect to such Annual Meeting and certifies that, to the knowledge of the
Y undersigned, all equity securities of the Company owned of record or beneficially by the undersigned are owned and controlled only by U.S. Citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

     Nominees for Director:

     Thomas J. Barrack, Jr.        01   Lloyd M. Bentsen, Jr.         02
     Gordon M. Bethune             03   David Bonderman               04
     Gregory D. Brenneman          05   Patrick Foley                 06
     Douglas H. McCorkindale       07   George G. C. Parker           08
     Richard W. Pogue              09   William S. Price III          10
     Donald L. Sturm               11   Karen Hastie Williams         12
     Charles A. Yamarone           13

                ================================================
                 THIS FORM OF PROXY RELATES TO BOTH CLASS A AND
                    CLASS B COMMON STOCK. IF YOU RECEIVED TWO
                 PROXY CARDS, PLEASE EXECUTE AND RETURN EACH.
                ================================================

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS (PROPOSAL 1) AND "FOR" PROPOSAL 2.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.


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